Exhibit 3.3

NEW GLOBAL ENERGY, INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

1.

Name of Corporation:

NEW GLOBAL ENERGY, INC.

2.

Registered Agent for Service of Process:

WyomingRegisteredAgent.com, Inc.

1621 Central Avenue

Cheyenne, WY   82001

3.

Principal Office:

1621 Central Avenue

Cheyenne WY  82001

4.

Authorized Stock:

100,000,000 Shares of Common stock and 20,000,000 Share of

      Preferred Stock as further defined in paragraph 5 below.

5.

Rights, Preferences, Qualifications, Limitations and Other Special Rights of Authorized Stock.

The Corporation shall have the authority to issue One Hundred  Million (100,000,000) aggregate number of shares of Common stock as set forth in Article 4 of these Articles of Incorporation and shall be designated $.0001 par value.   In addition the Corporation shall have the authority to issue Twenty Million (20,000,000) shares of Preferred Stock which will be designated $.0001 par value preferred stock (“Preferred Stock”).

Without further authorization from the shareholders, the Board of Directors shall have the authority to divide the Twenty Million shares of Preferred Stock into separate classes or series with such designations, preferences or other special rights, or qualifications, limitations or restrictions thereof prior to issuance of any or all of the shares of such Preferred Stock, and to forward or reverse split or divide into separate such issues shares of Preferred or Common Stock without affecting the total number of shares of respective class authorized hereby.  The Board of Directors is hereby expressly authorized to fix by resolution or resolutions only and without further action or approval of the corporation’s shareholders, prior to such issuance, such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions, including, without limitation the date and times at which, and the rate, if any, or rates at which dividends on such series of Common Stock or Preferred Stock shall be paid; the rights, if any, of the holders of such class or series of the Common Stock or Preferred Stock to vote and the manner of voting, except as otherwise provided by the law, the rights, if any, of the holders of shares of such class or series of Common Stock or Preferred Stock to convert the same into, or exchange the same for, other classes of stock of the Corporation, and the terms and conditions for such conversion or exchange; the redemption price or prices and the time at which, and the terms and conditions of which, the shares of such class or series of Common Stock or Preferred Stock may be redeemed; the rights of the holders of shares of such class or series of Common Stock or Preferred Stock upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, and the terms of the sinking fund or redemption or purchase account, if any, to be provided for such class or series of Common Stock or Preferred Stock.  The designations, preferences, and relative, participating, optional or other special rights, the qualifications, limitations or restrictions thereof, of each additional series, if any, may differ from those of any and all other series already outstanding.  Further, the Board of Directors shall have the power to fix the number of shares constituting any classes or series and thereafter to increase or decrease the number of shares of any such class or series subsequent to the issue of shares of that class or series but not above the number of shares of that class or series then authorized.

5.

Changes to the Board of Directors/Trustees. The governing Board of this Corporation shall be known as Directors, and the number of Directors may from time to time be increased or decreased in such manner as shall be provided by the By-laws of this Corporation.

6.

No Personal Liability of Officers or Directors.  To the fullest extent permitted by Laws of Wyoming as the same exists or may hereafter be amended, an officer or Director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages due to breach of fiduciary duty as such officer or Director.

7.

Additional Powers of the Directors. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and shareholders:

(A)

The Board of Directors shall have power without the vote of the shareholders:

(i)

To make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount of capital or shares of the Corporation’s capital stock to be reserved or issued for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(ii)

To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the shareholders.

(B)

The Directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the shareholders or any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the shareholders as though it has been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of Directors' interest, or for any other reason.

(C)

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Wyoming, of this certificate, and to any by-laws from time to time made by the shareholders; provided, however, that no by-laws so made shall invalidate any prior act of the Directors which would have been valid if such by-law had not been made.

(D)

The holders of one-third of the voting power of the shares entitled to vote at a meeting, represented either in person or by proxy, shall constitute a quorum for the transaction of business at any regular or special meeting of shareholders.

(E)

Cumulative voting by the shareholders of this Corporation shall not be permitted in any election of Directors.

8.

Shareholder Action without a Meeting:  Any action required or permitted to be taken at a  shareholders’ meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take action at a meeting at which all shares entitled to vote on the action were present and voted.

IN WITNESS WHEREOF, the contents hereof having received a majority vote of the shareholders of the Corporation at a meeting held  on the 20th day of January, 2014, the undersigned Secretary and Director  does make and file these Amended and Restated Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true and, accordingly, I have hereunto set my hand effective this 20th day of January, 2014.

   ___________________________________

Corporate Secretary and Director

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